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                                                                 Exhibit 10(uuu)

         Mandalay Resort Group Supplemental Executive Retirement Plan
                                AMENDMENT NO. 1


          WHEREAS, THE MANDALAY RESORT GROUP, formerly known as Circus Circus Enterprises, Inc., a Nevada corporation (the "Company') maintains the Circus Circus Enterprises, Inc. Supplemental Executive Retirement Plan (the "Plan"); and

          WHEREAS, the Company desires to amend the Plan in order to change formally the name of the Plan to reflect the name of the Company, to modify certain provisions so as to clarify and/or amend the circumstances in which a participant may forfeit his or her benefits otherwise payable under the Plan, and to modify the manner in which a participant's compensation is taken into account for purposes of determining the amount of benefits provided under the Plan; and

          WHEREAS, pursuant to the provisions of Sections 9.1 and 9.2 of the Plan, the Company is authorized to amend the Plan.

          NOW, THEREFORE, the Plan is hereby amended, as follows:

          1. The Plan shall be referred to for all purposes as the Mandalay Resort Group Supplemental Executive Retirement Plan.

          2. Effective as of June 18, 1998, Section 2.8 of the Plan is restated in its entirety to read:

          "2.8   Compensation. Salary and bonus received by a Participant from the Company for a calendar year (or for such other period of 12 months as may be taken into account in determining Final Compensation) for his or her service as an employee, with bonus being no more than one hundred percent (100%) of salary for Tier II and III Participants and one hundred fifty percent (150%) of salary for Tier I Participants. In any year in which a Change of Control occurs, Compensation shall be annualized and used in the calculation of Final Compensation."
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          3.   Effective as of June 18, 1998, Section 2.15 of the Plan is
restated in its entirety to read:

          "2.15   Final Compensation. Final Compensation for any Participant
     shall be the highest total annual Compensation received by the Participant during any one of the following periods: Each of the Participant's last five (5) full calendar years with respect to which the Participant is credited with a Year of Service under the Plan (or such fewer number of full calendar years if the Participant has not been employed throughout five (5) full calendar years) and the 12 month period ending on the date of the Participant's termination of employment with the Company."

          4. Effective as of June 18, 1998, Section 2.25 of the Plan is restated in its entirety to read:

          "2.25   Years of Service. A Year of Service for vesting and Benefit accrual purposes shall mean twelve full months of service with the Company. An Eligible Employee shall be credited with a Year of Service for every twelve full months of employment with the Company. In determining Years of Service for these purposes, all Years of Service shall be taken into account except, with respect to those Participants whose participation in the Plan commenced as of the date of the adoption of the Plan, Years of Service attributable to periods prior to January 1, 1998 shall be taken into account only up to a maximum of ten (10) Years of Service, and, with respect to those Participants whose participation in the Plan commenced or commences as of any date later than the date of the adoption of the Plan, Years of Service attributable to periods prior to such date of initial participation shall be taken into account only up to a maximum of ten (10) Years of Service. In determining Years of Service, partial years may be taken into account and aggregated in such manner as the Administrative Committee determines is appropriate. The Administrative Committee, in its sold an absolute discretion, may include prior service with predecessor or acquired entities in determining Years of Service under the Plan and may make such other provisions for determining Years of Service for Participants on a case by case basis, as it determines, at its discretion, to be necessary or appropriate."

          5. Effective as of June 18, 1998, Section 5.2 of the Plan is clarified by the modification of the heading thereto to read, in its entirety, as "Forfeitures" and by the addition of the following paragraph at the end of
Section 5.2 as paragraph 5.2(d), to read:

          "(d) Notwithstanding anything set forth to the contrary in the preceding paragraphs of this Section 5.2, the Committee has the authority under this
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     paragraph 5.2(d) and under the general provisions for the administrative discretion of the Committee, as set forth in Section 8.3, to require the forfeiture of benefits otherwise payable under the terms of the Plan to any Participant who is determined by the Committee to have been discharged for cause or who may have engaged in any act or acts of disloyalty to the Company, which acts include, but are not limited to, fraud, embezzlement, theft, commission of a felony or any other act of dishonesty in the course of his or her employment, and any such act (whether committed during or following such Participant's employment with the Company) shall be treated for purposes of the Plan in the same manner as any act that would otherwise constitute a violation of Section 5.2(a)."

          6.   In all other respects the Plan is hereby ratified and confirmed.